Compass, Inc. Announces Proposed Offering of $750,000,000 Convertible Senior Notes

New York, NY – January 7, 2026 - Compass, Inc. (NYSE: COMP) (the “Company”) announces that it intends to offer (the “Offering”), subject to market and other conditions, $750.0 million in aggregate principal amount of convertible senior notes due 2031 (the “Notes”) in a private offering. The Company also intends to grant the initial purchasers of the Notes an option to purchase up to an additional $112.5 million aggregate principal amount of the Notes within a 13-day period beginning on, and including, the date on which the Notes are initially issued.

The Notes will be the Company’s senior unsecured obligations and will be jointly and severally guaranteed on a senior unsecured basis by each of the Company’s subsidiaries that guarantees the Company’s existing revolving credit facility. The Company intends to use the net proceeds from the Offering for general corporate purposes, which will include (i) to the extent that the previously announced merger with Anywhere Real Estate Inc. (“Anywhere”) is completed (the “Merger”), the repayment of certain existing indebtedness of Anywhere and its subsidiaries at closing of the Merger, including borrowings under Anywhere’s revolving credit facility and payment of fees, costs and expenses related to the Merger and (ii) the funding of the net cost of entering into the capped call transactions described below.

The Company will satisfy any conversion elections by paying and/or delivering, as the case may be, cash, shares of its Class A common stock or a combination of cash and shares of its Class A common stock, at the Company’s election.

In connection with the pricing of the Notes and upon any exercise of the option by the initial purchasers to purchase additional Notes, the Company expects to enter into privately negotiated capped call transactions with one or more dealers, which may include certain initial purchasers or their respective affiliates and/or other financial institutions (the “counterparties”). The capped call transactions are expected to generally reduce the potential dilution to the Company’s Class A common stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

The Company expects that, in connection with establishing their initial hedge of the capped call transactions, the counterparties or their respective affiliates will purchase shares of the Company’s Class A common stock and/or enter into various derivative transactions with respect to the Company’s Class A common stock concurrently with, or shortly after, the pricing of the Notes, including potentially with certain investors in the Notes. These activities could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the Notes at that time. In addition, the counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the Company’s Class A common stock and/or purchasing or selling shares of Class A common stock or other securities of the Company in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period relating to a conversion of the Notes). This activity could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the Notes, which could affect the ability of noteholders to convert the Notes and, to the extent the activity occurs during any observation period related to a conversion of the Notes, could affect the number of shares of the

Company’s Class A common stock and value of the consideration that noteholders will receive upon conversion of the Notes.

The Notes (including the related guarantees) are being offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes (and the related guarantees). Any offers of the Notes (and the related guarantees) will be made only by means of a private offering memorandum. The offer and sale of the Notes (and the related guarantees) and the shares of the Company’s Class A common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and the Notes (and related guarantees) may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Compass

Compass is a leading tech-enabled real estate services company that includes the largest residential real estate brokerage in the United States by sales volume. Founded in 2012 and based in New York City, Compass provides an end-to-end platform that empowers its residential real estate agents at its owned-brokerage to deliver exceptional service to seller and buyer clients. The platform includes an integrated suite of cloud-based software for customer relationship management, marketing, client service, brokerage services, and other critical functionality, all custom-built for the real estate industry. Compass agents utilize the platform to grow their business, save time, and manage their business more efficiently.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Forward-Looking Statements

Statements regarding the Offering and the expected use of proceeds therefrom are “forward-looking statements” and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the offering of the Notes, the ability to complete the Merger with Anywhere on the expected timeline or at all or the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, expectations regarding the effect of the capped call transactions and regarding actions of the counterparties and/or their respective affiliates, and general market conditions which might affect the offering of the Notes. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including under the captions "Note Regarding Forward-Looking Statements" and “Risk Factors” in the Company’s Annual

Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 25, 2025, under the captions “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2025, as filed with the SEC on November 5, 2025 and the Company’s subsequent filings with the SEC. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Investor Contact
Soham Bhonsle
soham.bhonsle@compass.com

Media Contact
Devin Daly Huerta
devin.daly@compass.com